                                                             Exhibit 99.9(b)(1)

                                  LETTER AGREEMENT
                                        AND
                                 AMENDED SCHEDULE A

November 5, 1996

Frank Russell Investment
   Management Company
909 A Street
Tacoma, WA  98402

Dear Sirs:

Pursuant to Section 24 of the Transfer and Dividend Disbursing Agency Agreement between Russell Insurance Funds and Frank Russell Investment Management Company, dated August 5, 1996, Russell Insurance Funds advises you that it desires to amend Schedule A of the Transfer and Dividend Disbursing Agency Agreement to revise the fees to be charged by you to the Funds in return for your services as set forth in the attached Transfer Agent Fee Schedule.

Please indicate your acceptance to act as Transfer and Dividend Disbursing Agent to the amendment of Schedule A by executing the acceptance copy of this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL INSURANCE FUNDS


By: /s/ Lynn L. Anderson
__________________________
     Lynn L. Anderson
     President and Chief Executive Officer

Accepted this 5th day of November, 1996

FRANK RUSSELL INVESTMENT
   MANAGEMENT COMPANY


By: /s/ Eric A. Russell
__________________________
     Eric A. Russell
     President

                                SCHEDULE A AMENDMENT

                                    FEE SCHEDULE
                             EFFECTIVE NOVEMBER 5, 1996

For all services provided by the Transfer Agent pursuant to the Transfer and Dividend Disbursing Agency Agreement, each of the Russell Insurance Funds agrees to pay the Transfer Agent an annual fee equal to the average daily net assets for each Portfolio of the Fund multiplied by the following percentages:

     Asset Level                             Basis Point Fee
     -----------                             ---------------

     $0 - $25 million                        7 basis points

     $26 - $50 million                       5 basis points

     $51 - $100 million                      3 basis points

     $101 - $500 million                     2 basis points

     over $500 million                       1 basis point

The Transfer Agency Fee shall be accrued daily at a rate of 1/365th of the annual fee and shall be based upon the average daily net assets of each Portfolio during the calendar month. The Transfer Agency Fee shall be payable monthly on the fifth business day following month end.